SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 22, 2002

Akamai Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or other Juris- diction of Incorporation)	0-27275 (Commission File Number)	04-3432319 (IRS Employer Identification No.)

500 Technology Square, Cambridge, Massachusetts (Address of Principal Executive Offices)	02139 (Zip Code)

Registrant’s telephone number, including area code: (617) 250-3000

(Former name or former address, if changed since last report)

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)  Exhibits. The following exhibits are being filed herewith.

Exhibit No.	Description

99.1	Akamai Technologies, Inc. Press Release dated August 22, 2002.

Item 9. Regulation FD Disclosure

In a press release issued on August 22, 2002, Akamai Technologies, Inc., a Delaware corporation (“Akamai” or “we”), announced the following:

In an order dated August 21, 2002, the Federal District Court in Boston enjoined Cable & Wireless Internet Services, Inc. from making, using, selling, offering for sale, or importing into the United States, the patented inventions of Claims 1, 3, 5, and 9 of Akamai’s U.S. Patent No. 6,108,703, and from active inducement of infringement of these claims. The Court’s Order enjoined Cable & Wireless’s Footprint 2.0 service as configured and described at trial. That service was recently rebranded under the Exodus name.

Akamai intends to seek damages for the infringement of this patent. No damages trial date has been set and there can be no certainty when, or if, such trial will occur. If and when the Court schedules a damages trial, we expect that each party will retain a damages expert and undertake detailed fact discovery concerning the nature and amount of the damages. Given the complexity of proving patent damages, it is not possible to predict the outcome of any damages trial. Based on our preliminary and internal analysis for the two-year period since the patent issued, we believe that we may seek to prove a nine-figure damages amount.

A copy of the press release issued by Akamai is included as Exhibit 99.1 to this Form 8-K.

This Form 8-K contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including our expectations with respect to a damages trial and any damages we may seek to prove. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, the inability of Akamai to accurately assess potential damages in the damages trial, the complexity of intellectual property matters and our ability to protect our intellectual property rights and inventions from third party challenges and other factors that are discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents periodically filed with the SEC.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 23, 2002
AKAMAI TECHNOLOGIES, INC.

By: /s/ Kathryn Jorden Meyer Kathryn Jorden Meyer Vice President, General Counsel and Secretary

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Akamai Technologies, Inc. Press Release dated August 22, 2002.

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